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                                                                      EXHIBIT 99


NORCROSS, GA. (July 29, 1998) -- Melita International (Nasdaq: MELI), provider of integrated customer interaction and call management solutions for call centers, announces that Tom Pesut has resigned from his position as president and operating officer due to personal health reasons. His appointment as president and chief operating officer of the was announced on June 29, 1998.

Aleksander Szlam, Melita's chairman and chief executive officer, will assume the responsibilities of president and chief operating officer that he previously held. Melita has resumed an active search for a new president.

Commenting on Pesut's decision to resign, Szlam said, "We are saddened that Tom's health situation does not allow him to continue with Melita. We wish him well."

About Melita

Melita International is a leading total-solution provider of integrated customer interaction and intelligent call management systems that enable businesses to automate their call center activities, enhance telephony-based customer commerce and provide a superior level of Customer Care. The Company's products include:
PhoneFrame Explorer suite, MAGELLAN platform, Melita OpenClient Access (desktop software development and integration environment) and the MPACT CTI platform. Melita's 2000NOW program ensures Year 2000 compliance of products now shipping and provides a Year 2000 migration path for legacy systems. Additional services are provided through the Melita Consulting Group, including consultation, analysis and professional services, enhancing the productivity of call centers.

Melita International's worldwide customers include leading organizations in the financial services, retail, media, and service bureau industries. The Company, which conducts business in more than 30 countries and has throughout the world, began operations in 1983. BusinessWeek ranked the Company 26th in its annual Hot companies list in 1998. Melita International's web address is http://www.melita.com.